Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

GSE Holding, Inc.

Houston, Texas

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the GSE Holding, Inc. (f/k/a GEO Holdings Corp.) Amended and Restated 2004 Stock Option Plan and the GSE Holding, Inc. 2011 Omnibus Incentive Compensation Plan of our report dated July 8, 2011 (except for Note 3, as to which the date is October 19, 2011, Notes 2 and 18, as to which the date is November 10, 2011 and Note 19, which is as of December 6, 2011), relating to the consolidated financial statements and schedule of GSE Holding, Inc., which appears in the Registration Statement on Form S-1 (No. 333-175475) and related prospectus of GSE Holding, Inc.  Our report contains an explanatory paragraph regarding the Company’s restatement of previously filed financial statements.

/s/ BDO USA, LLP

Houston, Texas

February 10, 2012